Exhibit 99.1

Nevada Gold & Casinos Announces CFO Transition;

James D. Meier Named Vice President, CFO and Secretary

LAS VEGAS, November 3, 2014 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced that James J. Kohn has resigned as Chief Financial Officer and Secretary of the Company.

James D. Meier, a seasoned financial and casino industry executive has joined the Company as Vice President, Chief Financial Officer and Secretary effective immediately.

Mr. Meier, 50, had been employed by Full House Resorts, Inc. since 2004, serving in executive positions most recently as Vice President of Strategic Planning and Financial Analysis and previously as Chief Financial Officer and initially as Controller. A certified public accountant, he has also held financial and accounting positions in various Nevada based gaming operations. Mr. Meier is a graduate of Minnesota State University and was awarded an M.S. in Hotel Administration from the University of Nevada, Las Vegas.

James Kohn will continue to be employed by the Company through the duration of his employment agreement to assist in a smooth transition of responsibilities.

CEO Michael P. Shaunnessy commented, “During his eight year tenure with the Company Jim Kohn played an instrumental role in the strategic transformation and repositioning of Nevada Gold. We are grateful for his many contributions and appreciate his dedicated service and wish him great success in his future endeavors.”